UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2007
(Date of earliest event reported)

Tripos, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1699 South Hanley Rd.
St. Louis, MO	63144	(314) 616-4437
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On June 6, 2007, Tripos Discovery Research LTD (“TDR”), the principal operating subsidiary of Tripos, Inc. (“Tripos”) entered into material agreements with the South West of England Regional Development Agency (“SWERDA”) and the Department of Trade and Industry of England (“DTI”) in connection with the sale-lease back of TDR’s principal facility in Bude, Cornwall, England (the “Property”).  Shortly thereafter, on June 6, 2007, Tripos and Commonwealth Biotechnologies, Inc. (“CBI”) entered into an Amended and Restated Share Purchase and Sale Agreement (the “Amended Agreement”) pursuant to which CBI acquired all of the capital stock of TDR.  The sale of the discovery research products and services business closed contemporaneously with the execution of the Amended Agreement.

Sale Leaseback of Bude Facility

The principal terms of the agreements between TDR and SWERDA with respect to the sale-leaseback are as follows:

•                  Under an Agreement for Sale with SWERDA, TDR agreed to sell the Property for £2,600,000 plus value added tax (“VAT”).

•                  Under a Lease with SWERDA, TDR entered into a lease with a twelve year term for the Property at an annual rate of rent of £165,000 per annum, subject to adjustment every three years based on the open market rate for the Property, plus VAT and the cost of insurance coverage for the Property.

•                  Under a Rent Deposit Deed with SWERDA, TDR agreed to escrow two-years forward rent in the amount of £330,000 to be used against potential defaults under the Lease on the Property.

On June 6, 2007, Tripos, TDR, CBI and SWERDA entered into a Supplemental Agreement providing that:

•                  £520,000 of the proceeds of the sale-leaseback of the Property was held in escrow for the benefit of DTI pending the completion of the Deed of Release.

•                  The parties agreed that the proceeds received by TDR from the sale of the Property were to be used for (i) the escrow under the Agreement of Sale with SWERDA, (ii) to repay existing financing arrangements with respect to TDR’s plant and equipment located at the Property, and (iii) for the working capital of the business of TDR carried out at the Property.

•                  The parties further agreed that none of the proceeds of the sale of the Property would be distributed to either Tripos, CBI or any person connected to Tripos or CBI.

•                  SWERDA released Tripos from all its potential repayment obligations currently and/or through the end of the term of this agreement in 2009, amounting to up to £1.3 million, arising under the Development Agreement, dated June 19, 2003.

Release of Obligations to Department of Trade and Industry of England.

On June 4, 2007, Tripos, TDR and DTI entered into a Deed of Release pursuant to which DTI released TDR of certain repayment obligations effective upon the consummation of the sale-leaseback of the Property and the sale of TDR to CBI.  The obligations of TDR and Tripos originated from a certain grant letter dated April 23, 2002 pursuant to which DTI advanced to TDR a grant not exceeding £2,400,000, of which TDR claimed £1,540,000.  In addition, DTI released Tripos from all obligations under its guaranty of TDR’s repayment obligations.  DTI granted the release in consideration of a payment at the time of execution by TDR of £591,000, of which £520,000 was funded from the proceeds of the sale-leaseback of the Property and £71,000 was funded directly by Tripos.  The effectiveness of the Deed of Release was expressly conditioned upon the completion of the sale of stock of TDR to CBI.

Sale of Stock to Commonwealth Biotechnologies, Inc.

On June 6, 2007, Tripos and CBI entered into an amended and restated share purchase and sale agreement (the “Stock Purchase Agreement”) providing for:

•                  A purchase price of $350,000 that had been prepaid by CBI on May 11, 2007.

•                  The release by Tripos of all outstanding intercompany advances (aggregating in excess of  $20 million), except for certain advances that would be repaid as follows:

•      $1,800,000 to be paid out of the proceeds of certain collections, of which approximately $1.46 million was repaid at closing;

•      £135,599.79 advanced to TDR on May 24, 2007,  which was repaid directly by TDR at closing; and

•      £100,000 of advances, secured by a promissory note dated May 24, 2007, which remain outstanding following the closing and must be repaid on or before June 30, 2007, with interest.

•                  CBI has agreed to indemnify Tripos for the severance costs under certain agreements of TDR executives.

•                  The remaining material terms of the Stock Purchase Agreement remained unchanged from the original agreement.

As previously disclosed, Tripos expects to be delisted from the Nasdaq Global Market, either because it is no longer an operating business or because of its inability to remedy certain listing standards, not later than June 28, 2007.  Tripos will seek to have its shares traded on the OTC Bulletin Board®, but cannot assure stockholders that it will accomplish this listing.  If Tripos cannot identify another trading market for its stock, it would close its stock transfer books and cannot assure that there will be any further trading of Tripos’ common stock.

The descriptions of the Supplemental Agreement, Deed of Release and Stock Purchase Agreement provided above do not purport to be complete statements of the parties’ rights and obligations thereunder and the transactions contemplated thereby.  Copies of these documents are included as Exhibits 10.1, 10.2, 10.3 to this Report, respectively, and each of the foregoing descriptions is qualified in its entirety by reference to the relevant exhibit.

Item  2.01.      Completion of Acquisition or Disposition of Assets.

As described in Item 1.01, on June 6, 2007, TDR completed the sale lease-back of its Bude, England facility to the South West of England Regional Development Agency.

Also as described in Item 1.01, on June 6, 2007, Tripos completed the sale of the outstanding share capital of TDR to Commonwealth Biotechnologies, Inc.

Item 8.01.         Other Events.

Tripos continues to evaluate the tax effects of the recent sales of its Discovery Informatics and Discovery Research businesses. Final determination of the tax consequences depends upon the analysis of tax laws in the United States, England, France, and Germany and on the availability of tax loss carryforwards in these jurisdictions.  Based on information and advice recently obtained and yet to be finalized, Tripos is unable to make a definitive determination that tax loss carryforwards for U.S. federal income tax purposes will be sufficient to shelter all gains in the United States.  This is primarily due to an uncertainty about whether ownership changes (for federal income tax purposes) have caused the availability of net operating loss carryforwards and losses realized on the sale of TDR to be limited.  Tripos’ federal income tax return for 2006 is not due until September 15, 2007, upon which Tripos must report whether there were any ownership changes in 2006.

Based on current information, Tripos plans to record a tax provision in the range of $2.2 million to $3.2 million on its March 31, 2007 balance sheet when it files its Quarterly Report on Form 10-Q for the period ended March 31, 2007 in the near future.  Prior to effecting the initial liquidating distribution, currently planned for October 2007, Tripos will need to determine with greater certainty the position it plans to take on its 2007 federal income tax return.  Tripos’ current expectation is that it will likely need to hold back from the final distribution (potentially for a several year period) an amount approximating the tax reserve described above.  Tripos cannot at this time assure stockholders that Tripos will not be required to use this reserve to pay taxes in the U.S. and other jurisdictions.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements concerning, among other things, Tripos’ future prospects, including: (1) Tripos’ ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (2) the extent of and uncertainties associated with Tripos’ ability to offset corporate tax liabilities on the sale of assets through the utilization of net operating loss carryforwards; and (3) Tripos’ ability to distribute any remaining cash to its stockholders.  These statements are based upon numerous assumptions that Tripos cannot control and involve risks and uncertainties that could cause actual results to differ.  These statements should be understood in light of the risk factors set forth in Tripos’ filings with the SEC, including, without limitations, those factors set forth in Tripos’ Form 10-K for the fiscal year ended December 31, 2006, and from time to time in Tripos’ periodic filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Tripos does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits

10.1	Supplemental Agreement, dated June 6, 2007, between and among Tripos, Inc., Tripos Discovery Research Limited, Commonwealth Biotechnologies, Inc. and South West of England Regional Development Agency.
10.2	Deed of Release, dated June 4, 2007, between Tripos, Inc., Tripos Discovery Research Limited and the Secretary of State for Trade and Industry.
10.3	Amended and Restated Stock Purchase and Sale Agreement, dated June 6, 2007, between and among Tripos, Inc., Tripos UK Holdings Limited and Commonwealth Biotechnologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tripos, Inc.

By:	/s/ John P. McAlister
John P. McAlister
President and Chief Executive Officer

Date: June 12, 2007